EXHIBIT (c)(v)
Queensland Treasury Corporation Half-Yearly Report
for the Six Months ended December 31, 2005

Exhibit (c)(v)

AUDAX AT FIDELIS
QUEENSLAND
TREASURY
CORPORATION

Half Yearly Report

July - December 2005

Half Yearly Report
QUEENSLAND TREASURY CORPORATION
2005 HALF YEARLY REPORT 1

Our Vision:	Efficient and effective financial risk management practices across our customers and the State.

Our Mission:	To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs and by delivering solutions to meet those needs.

Our Values:	Open communication, respect for the individual, integrity and honesty in all our dealings, good corporate citizenship, strong commitment and valuable contributions.

Our Stakeholder:	Queensland Treasury Corporation (QTC) was established by the Queensland Treasury Corporation Act 1988, as a Corporation Sole, constituted by the Under Treasurer of Queensland. QTC has delegated its responsibility to the QTC Capital Markets Board.

Our Customers:	QTC provides financial advice and financial risk management services, debt funding, and short- to medium-term investment options to Queensland’s public sector organizations — the State Government, its departments and agencies, statutory authorities and government owned corporations, and local governments and their entities.
2 QUEENSLAND TREASURY CORPORATION

Queensland Treasury Corporation
Our role
QTC is the State’s corporate treasury services provider. Our main responsibilities are to:
•	provide financial and risk management advice, produces and services to our customers
•	source and manage the debt funding to finance Queensland’s infrastructure requirements in the most cost effective manner, and
•	invest the State’s short- to medium-term cash surpluses, maximising returns to our customers through a conservative risk management framework.
We do not formulate Government policy, but work within the policy frameworks developed by the Government and Queensland Treasury.
Financial advisory and risk management services
We work closely with our public sector customers, using our combined skills and knowledge, to assist them to manage risk in their financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting our customers, we do not provide advice that is contrary to the interests of the State.
We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:
•	providing them with access, on a cost-recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis
•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits that they encompass
•	providing Queensland Treasury with advice on matters of financial and commercial policy and financial and commercial risk relating to the State and its entities, and
•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.
Debt funding and management
In our funding role, we borrow funds in the domestic and international markets in a manner that minimises the State’s and QTC’s liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or refinance maturing debt.
Through our responsibility for virtually all of the State’s debt raisings, we are able to capture significant economies of scale and scope in the issuance, management and administration of debt.
These economies, together with our AAA credit rating (derived from the State of Queensland’s guarantee of our securities), result in a low cost of debt for Queensland’s public sector. This funding is used to provide tailored financial solutions for our customers.
Short- to medium-term investments
We use our financial markets expertise, developed through our longstanding relationships in the domestic and international financial markets, together with our understanding of debt management and experience in implementing systems, to provide our customers with investment solutions that achieve a high return within a conservative risk environment. Our customers have a choice of a managed short-term fund, an overnight facility, or fixed-term facilities.
2005 HALF YEARLY REPORT 3

Five Year Business Summary

	Financial Year	Financial Year	Financial Year	Financial Year	Half Year to
	01-02	02-03	03-04	04-05	31 Dec 05

FINANCIAL
Operating Statement ($000)
Interest from onlendings	1 092 077	1 826 847	371 737	1 442 995	443 878
Management fees	21 970	24 318	22 144	22 993	11 273
Interest on borrowings	1 295 279	2 157 121	468 243	1 849 012	612 695
Income distribution	149 264	166 529	239 933	262 307	141 088
Operating surplus before abnormal items and payment in lieu of income tax	42 610	60 098	35 830	57 735	30 660
Payment in lieu of income tax	13 694	13 176	12 553	11 647	6 421
Operating surplus after payment in lieu of income tax	28 916	46 922	23 277	46 088	24 239

Balance Sheet ($000)
Total assets	26 039 139	26 866 311	26 809 429	30 230 084	31 580 451
Total liabilities	25 844 495	26 657 745	26 577 586	29 952 153	31 278 281
Net assets	194 644	208 566	231 843	277 931	302 170

CUSTOMERS
Savings for Customers ($M)
Savings due to portfolio management	17.9	13.6	54.6	(9.1)	21.9
Savings due to borrowing margin	53.3	56.1	63.1	55.8	34.8
Total savings for customers	71.2	69.7	117.7	46.7	56.7
Cumulative savings for customers	1 111.4	1 181.1	1 298.8	1 345.5	1 402.2

Loans to Customers
Loans ($000)	18 419 899	19 670 526	17 714 737	18 905 621	19 587 156
Number of onlending customers	383	363	308	292	329
Outperformance of benchmark
(% pa semi-annual)
Floating Rate Debt Pool	0.46	0.14	0.18	0.16	0.17
3 Year Debt Pool	0.20	(0.02)	0.22	(0.02)	0.27
6 Year Debt Pool	0.04	0.00	0.28	(0.07)	0.27
9 Year Debt Pool	0.00	0.06	0.28	(0.14)	0.17
12 Year Debt Pool	0.01	0.07	0.34	(0.13)	0.22
15 Year Debt Pool	0.02	0.05	0.36	(0.15)	0.19
4 QUEENSLAND TREASURY CORPORATION

	Financial Year	Financial Year	Financial Year	Financial Year	Half Year to
	01-02	02-03	03-04	04-05	31 Dec 05

CUSTOMERS (continued)
Managed Funds
Deposits ($000)	3 171 913	4 148 083	4 476 280	5 043 054	5 459 276
Number of depositors	215	223	258	270	264
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.17	0.18	0.18	0.17	0.18

FINANCIAL MARKETS
Debt outstanding ($000)	22 025 716	22 219 443	21 702 155	24 518 115	25 246 796
QTC bond rates (% at 30 June)
August 2001	—	—	—	—	—
May 2003	5.25	—	—	—	—
June 2005	5.81	4.51	5.45	—	—
September 2007	6.03	4.78	5.70	5.31	5.43
July 2009	6.18	4.98	5.87	5.31	5.42
May 2010	—	—	—	5.34	5.43
June 2011	6.29	5.13	5.98	5.35	5.43
August 2013	6.38	5.24	6.07	5.36	5.44
October 2015	6.42	5.30	6.12	5.37	5.44
June 2021	6.47	5.38	6.18	5.40	5.45
Basis point margin over Commonwealth bonds	24.3	16.7	19.3	22.5	25.3
Basis point margin under NSW TCorp bonds	3.3	2.1	3.1	2.5	2.5
QTC global & domestic bonds on issue ($M)	19 148	18 406	20 486	22 186	23 807

CORPORATE
Number of employees	121	129	130	135	117
Administration expenses ($000)	23 716	24 555	28 403	30 021	14 959
2005 HALF YEARLY REPORT 5

In this period of rising interest rates, Queensland Treasury Corporation (QTC) achieved total savings for customers, from portfolio management and borrowing margins, of $56.7 million, bringing cumulative savings since 1991 to $1.4 billion. QTC also performed well, achieving an operating surplus of $24.2 million.
Chairman’s Report
In the six months to December 2005, continued growth in the global economy has been driven by demand-led expansion in the United States (US), and production-led growth in emerging economies, such as China.
The defining characteristic of the current global economy is the world-wide participation in the most synchronised period of growth in the past 25 years, with major countries, including the US, China and Japan, expanding at, or above, their long-term average rates of gross domestic product (GDP) growth. This synchronised lift has raised commodity and, in particular, energy prices, as well as profits. However, this strong economic growth has not yet led to the type of widespread inflation that usually concerns central banks.
Nonetheless, a number of central banks, including those of the US, Canada, New Zealand, and some of the countries of the European Union, have raised their official interest rates as a pre-cautionary measure in the past six months. In this environment of rising official interest rates, domestic market interest rates rose modestly, despite the Reserve Bank of Australia maintaining the official cash rate at 5.50%.
The rise in global long-term market interest rates has been accompanied by a notable rally in both the global equity and commodity markets over the first half of the financial year, with the prices of equities supported by strong corporate profitability, and commodity prices buoyed by robust demand growth against a backdrop of supply constraints. In currency markets, the US dollar performed better than the market had expected given the general consensus that the US Federal Reserve was fast approaching the end of its monetary ‘tightening cycle’.
6 QUEENSLAND TREASURY CORPORATION

Queensland’s economy
The Queensland economy grew at a higher rate compared with the national economy, and continued to be one of the strongest performing states in the country. Queensland is estimated to have recorded growth of 4.2% over the period, almost double national growth of 2.6%, principally driven by business investment and export growth, while growth in consumer spending remained steady. Queensland Treasury forecasts that the State economy will grow by a further 4.25% in 2005-06, exceeding national growth for the tenth consecutive year. The rotation of the drivers of economic growth is expected to continue over the forecast period, with growth in the domestic sector easing and net exports improving significantly.
Total employment in Queensland is estimated to have increased by 2.74% over the year to December, moderating somewhat from earlier highs. For 2005-06, the State’s employment growth is forecast to further moderate to 2 1/2%, reflecting an expected easing in growth in the labour-intensive domestic sector, which will be partly offset by strong employment in trade-related industries, such as mining, manufacturing and transport.
Borrowing requirements
QTC’s Borrowing Program for the 2005-06 financial year included estimates for new raisings for capital works in excess of $3 billion against total State capital expenditure of more than $8 billion. It is expected that funding requirements will be similar in each financial year out to 2008-09. As Queensland’s strong economic outcomes continue to place growing demands on existing infrastructure, the Government’s program of increasing capital expenditure through the South East Queensland Infrastructure Plan will ensure our borrowing requirements will be maintained into the foreseeable future. In the past six months, we have raised more than two-thirds of our expected borrowings for the year, with approximately $1.3 billion having being raised via our global benchmark bond program.
Financial Markets relationships
QTC continues to benefit from its proactive investor relationship program which includes annual visits to major global institutional investors and Asian central banks. In September, Queensland’s Premier and Treasurer, the Hon Peter Beattie, joined QTC and Queensland Treasury department representatives in a comprehensive series of meetings in Hong Kong, China, Japan, Europe, the United Kingdom and North America, which were extremely well received. We also hosted our biennial conference for our Fixed Interest Distribution Group members in October 2005 with several representatives from London, Hong Kong and New York in attendance.
Looking ahead
2006 will be a year of opportunities and challenges for QTC, as we implement the strategies and initiatives that emerged from this period’s comprehensive review of the issues facing our customers, the financial markets and QTC, which were used as inputs in the development of our Strategic Plan for 2005-2007. With the Government’s accelerated infrastructure development plan gaining momentum, our customer financial advisory work will continue to increase. In particular, the LG Infrastructure Services corporation, a joint initiative with the Local Government Association of Queensland, is developing partnerships that are further extending our ability to assist the State’s public sector organisations to best manage their financial risks.
In this exciting period of growth, I am confident that QTC will maintain its overall position as the foremost semi-government issuer of A$ denominated bonds in both the domestic and offshore markets.
Sir Leo Hielscher AC
2005 HALF YEARLY REPORT 7

Consolidated Interim Financial Statements
for the half year ended 31 December 2005
8 QUEENSLAND TREASURY CORPORATION

Interim Income Statement
for the half-year ended 31 December 2005

		2005	2004
	Note	$000	$000

REVENUE
Interest income	3	783 613	1 128 806
Fees — management	4	11 273	11 402
— professional		134	154
— other		131	275
Amortisation of cross border lease deferred income		4 381	4 468
Gain on sale of property, plant and equipment		—	69
Other income		—	25

		799 532	1 145 199

EXPENSES
Interest expense	3	753 783	1 105 561
Administration expenses		14 959	15 480
Provisions — cooperative housing societies		80	11
Realised loan losses — cooperative housing societies		—	417
Loss on sale of property, plant and equipment		50	—

		768 872	1 121 469

Operating Surplus before payment in lieu of income tax		30 660	23 730

Payment in lieu of income tax		6 421	6 005

Operating Surplus after payment in lieu of income tax		24 239	17 725

The accompanying notes form part of these financial statements.

2005 HALF YEARLY REPORT 9

Interim Balance Sheet
as at 31 December 2005

		31 December 2005	30 June 2005	31 December 2004
	Note	$000	$000	$000

ASSETS
Cash	5	52	56	805
Receivables		2 167	2 234	33 725
Prepayments		220	271	239
Onlendings	6	19 587 153	18 905 621	18 448 403
Derivative financial assets	7	62 564	75 002	52 065
Financial assets at fair value through profit or loss	8	11 957 563	11 278 643	10 962 481
Property, plant and equipment	9	34 807	39 266	43 888
Deferred income tax asset		1 536	1 238	1 429

Total Assets		31 646 062	30 302 331	29 543 035

LIABILITIES
Payables		191 389	198 543	184 476
Derivative financial liabilities	10	8 320	8 310	17 965
Financial liabilities at fair value through profit or loss	11	31 134 112	29 802 696	29 070 704
Tax liabilities		7 039	11 897	17 372
Provisions		3 003	2 954	2 947
Other		29	—	3

Total liabilities		31 343 892	30 024 400	29 293 467

Net Assets		302 170	277 931	249 568

EQUITY
Reserves	12	70 596	68 906	67 529
Retained surplus		231 574	209 025	182 039

Total Equity		302 170	277 931	249 568

The accompanying notes form part of these financial statements.

10 QUEENSLAND TREASURY CORPORATION

Interim Statement of Changes in Equity
for the half-year ended 31 December 2005

		General	Credit Risk	Basis Risk	Retained	Total
		Reserve	Reserve	Reserve	Surplus	Equity
	Note	$000	$000	$000	$000	$000

Balance at 1 July 2004		39 082	8 857	15 000	168 904	231 843
Operating surplus from continuing operations		—	—	—	17 725	17 725
Transfer from/(to) retained surplus	12	—	5 590	(1 000)	(4 590)	—

Balance at 31 December 2004		39 082	14 447	14 000	182 039	249 568

Balance at 1 January 2005		39 082	14 447	14 000	182 039	249 568
Operating surplus from continuing operations		—	—	—	28 363	28 363
Transfer from/(to) retained surplus	12	—	2 377	(1 000)	(1 377)	—

Balance at 30 June 2005		39 082	16 824	13 000	209 025	277 931

Balance at 1 July 2005		39 082	16 824	13 000	209 025	277 931
Operating surplus from continuing operations		—	—	—	24 239	24 239
Transfer from/(to) retained surplus	12	—	2 190	(500)	(1 690)	—

Balance at 31 December 2005		39 082	19 014	12 500	231 574	302 170

The accompanying notes form part of these financial statements.

2005 HALF YEARLY REPORT 11

Interim Statement of Cash Flows
for the half-year ended 31 December 2005

		2005	2004
	Note	$000	$000

CASH FLOWS FROM OPERATING ACTIVITIES
Interest income — onlendings		518 351	740 582
Investment income — financial assets		327 737	304 710
— other		4 155	4 872
Fees — management		11 343	11 460
— professional		176	138
— other		119	367
GST paid to suppliers		(279)	(763)
GST refunds from ATO		314	1 146
GST paid to ATO		(10 087)	(1 336)
GST received from customers		939	1 323
Interest on interest-bearing liabilities		(732 608)	(604 059)
Income distribution to depositors		(139 470)	(116 942)
Administration expenses		(11 396)	(10 833)

Net Cash Inflow/ (Outflow) from Operating Activities		(30 706)	330 665

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale of financial assets		(665 244)	(1 919 717)
Proceeds from sale of property, plant and equipment		864	394
Net onlendings		(756 088)	(683 939)
Payments for property, plant and equipment		(38)	(65)

Net Cash Inflow/ (Outflow) from Investing Activities		(1 420 506)	(2 603 327)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from interest-bearing liabilities		855 013	2 167 711
Net deposits		607 763	105 610
Net guarantee fees collected on behalf of Queensland Treasury		9	(22)
Distribution to Consolidated Fund		(11 577)	—

Net Cash Inflow/ (Outflow) from Financing Activities		1 451 208	2 273 299

Net Increase/(decrease) in Cash Held		(4)	637

Cash at 1 July		56	168

Cash at 31 December	5	52	805

The accompanying notes form part of these financial statements.
12 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the half-year ended 31 December 2005
1. General Information
Queensland Treasury Corporation is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the corporation sole under section 5(2) of the Act. Although there is no statutory requirement for the preparation of half-year financial statements, in order to better meet the needs of users of QTC’s financial information, a general purpose interim financial report has been prepared.
The interim financial report does not include all notes of the type normally included within the annual financial report and, therefore, cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the consolidated entity as the full financial report. It should be read in conjunction with the annual financial report of Queensland Treasury Corporation as at 30 June 2005, which was prepared based on Australian Accounting Standards applicable before 1 January 2005 (AGAAP).
2. Principal Accounting Policies
(a) Basis of preparation
These general purpose financial statements for the half-year ended 31 December 2005 have been prepared in accordance with the requirements of the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1977, and other mandatory professional reporting requirements. They comply with the Australian equivalents to International Financial Reporting Standards (AeIFRS) and have been prepared in accordance with those International Financial Reporting Standards (IFRS) issued and effective as at the time of preparing these statements.
The adoption of AeIFRS did not require any changes to accounting policies adopted by QTC in the preparation of these general purpose financial statements. However, financial instruments have been reclassified in the financial statements into the following categories (refer note 2 (f)).

PREVIOUS CLASSIFICATION	CLASSIFICATION OF FINANCIAL INSTRUMENTS UNDER AEIFRS
Other financial assets	Financial assets at fair value through profit or loss
Derivative financial assets

Deposits	Financial liabilities at fair value through profit or loss

Interest bearing liabilities	Financial liabilities at fair value through profit or loss
Derivative financial liabilities

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current period.
The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of financial assets and financial liabilities held at fair value through profit or loss and all derivative contracts.
(b) Principles of consolidation
QTC, in preparing these financial statements, does not make the division between parent entity and consolidated entities. This is because QTC is a corporation sole and all transactions are performed through either controlled or associated entities or through delegated power given to the Capital Markets Board. As a consequence, the parent entity concept for financial reporting does not provide additional information.
The accounts comprise the consolidated accounts of QTC, Sunshine Locos Pty Limited, and Sucette Pty Limited.
All internal transactions and any profits/ losses resulting from these transactions together with internal contra transactions are eliminated.
(c) Segment reporting
QTC operates predominantly in the finance and investment industry through liability and fund management activities. Liability management activities relate to the borrowing of funds to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The fund management activities of QTC relate to the investment of the short term surpluses of these bodies in order to achieve the highest possible return for a given level of risk.
QTC operates in Queensland, Australia.
(d) Foreign currency translation
Foreign currency transactions are initially translated into Australian dollars at the exchange rates ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at balance date using current exchange rates after taking into account interest rates and accrued interest.
Exchange gains/losses are brought to account in the Income Statement.
(e) Interest income and expense
The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.
2005 HALF YEARLY REPORT 13

Notes to and forming part of the Financial Statements
for the half-year ended 31 December 2005 (continued)
2. Principal Accounting Policies (continued)
(e) Interest income and expense (continued)
The majority of onlendings are provided to customers on a pooled fund basis. With the exception of fixed rate loans, interest charged to clients includes unrealised gains and losses (refer note 3).
(f) Financial instruments
Management classifies its financial instruments on initial recognition into the following categories:
•	Receivables

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at fair value through profit or loss.
Receivables
Receivables are recognised at cost.
Onlendings
Onlendings, with the exception of loans to cooperative housing societies, are included in the Balance Sheet at their redemption value which is representative of market value. The majority of onlendings are made from debt pools. Each pool is designed to match a borrowing for a given term to maturity. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.
Derivative financial instruments
Derivatives which are used to hedge either financial assets or financial liabilities are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at their fair value. Fair values are derived using quoted market prices in active markets and using accepted market valuation techniques, including discounted cash flow models and other pricing models, as appropriate.
Changes in the fair value of derivative financial instruments are recognised immediately in the Income Statement offsetting the changes in fair value of the hedged financial assets and financial liabilities designated as fair value through profit or loss.
All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.
Financial assets at fair value through profit or loss
Financial assets which include all other investments are valued at fair value at balance date. Unrealised gains and losses are brought to account in the Income Statement.
Financial liabilities at fair value through profit or loss
Financial liabilities which include deposits and interest bearing liabilities are valued as fair value at balance date. Unrealised gains and losses are brought to account in the Income Statement.
(g) Settlement date accounting
Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. QTC accounts for any change in the fair value of the asset to be received during the period between the trade date and settlement date in the same way as it accounts for the acquired asset.
(h) Payment in lieu of income tax
QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1977 (as amended).
QTC makes a payment in lieu of income tax to the Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by the QTC Capital Markets Board.
In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.
QTC’s subsidiaries are defined as state and territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence are exempt from Commonwealth tax under section 24AM of this Act.
Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.
Deferred income tax liabilities are recognised for all taxable temporary differences arising from prepayments of expenditure of QTC. Deferred income tax assets are recognised for deductible temporary differences arising from accruals of expenditure and employee benefits and depreciation charged on property, plant and equipment.
Deferred tax assets are recognised where it is probable that future taxable income will be available against which the temporary differences can be utilised.
(i) Rounding
Amounts have been rounded to the nearest thousand dollars except for note 15 which is rounded to the nearest million dollars.
14 QUEENSLAND TREASURY CORPORATION

3. Interest Income and Interest Expense
FOR THE HALF YEAR ENDED 31 DECEMBER 2005

		Net unrealised	Net realised
	Interest	gain/loss	gain/loss	Total
Description	$000	$000	$000	$000

Interest Income
Other financial assets	339 197	(19 128)	19 666	339 735
Onlendings *	466 634	(22 756)	—	443 878

	805 831	(41 884)	19 666	783 613

Interest Expense
Interest bearing liabilities	700 969	(130 566)	42 292	612 695
Deposits	141 146	(58)	—	141 088

	842 115	(130 624)	42 292	753 783

FOR THE HALF YEAR ENDED 31 DECEMBER 2004

		Net unrealised	Net realised
	Interest	gain/loss	gain/loss	Total
Description	$000	$000	$000	$000

Interest Income
Other financial assets	257 334	46 106	34 871	338 311
Onlendings *	739 738	50 551	206	790 495

	997 072	96 657	35 077	1 128 806

Interest Expense
Interest bearing liabilities	664 922	315 813	8 586	989 321
Deposits	116 239	1	—	116 240

	781 161	315 814	8 586	1 105 561

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflects the amount charged to clients. In periods of rising interest rates, the market value of the funding pool will fall leading to lower than normal interest income from onlendings. During the half year ended 31 December 2005, interest rates increased in comparison to the previous half year when rates fell, leading to a large decrease in interest income for the period.
2005 HALF YEARLY REPORT 15

Notes to and forming part of the Financial Statements
for the half-year ended 31 December 2005 (continued)
4. Management Fees
Management fees represent income earned from the management of various assets and liabilities. A further amount of $3.327 million (2004 $3.191 million) derived from interest rate margins on certain managed funds and pools has been included under interest income.
5. Cash
Cash includes only those funds held at bank and does not include money market deposits.
6. Onlendings

	31 December 2005	30 June 2005	31 December 2004
	$000	$000	$000

Government departments and agencies	2 177 460	2 769 630	2 843 041
Government owned corporations	12 430 236	11 020 349	10 702 403
Local government	2 644 234	2 781 219	2 605 050
Tollway companies	970 391	982 521	975 844
QTC related entities(1)	393 284	413 832	438 020
Statutory bodies	743 711	705 015	649 478
Cooperative housing society loans	10 950	15 016	18 174
Provisions for impaired loans	(216)	(136)	(97)
Other bodies	217 103	218 175	216 490

	19 587 153	18 905 621	18 448 403

(1)	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 11 and note 16). The onlending is offset by a deposit of $393 million (30 June 2005 $414 million) held by QTC on behalf of the lessee of the terminal (refer note 11).
7. Derivative Financial Assets

	31 December 2005	30 June 2005	31 December 2004
	$000	$000	$000

Australia
Forward rate agreements	4 798	10 731	—
Interest rate swaps	57 335	62 629	50 910

Overseas
Forward exchange contracts	—	652	—
Cross currency swaps	—	736	719
Credit derivatives	431	254	436

	62 564	75 002	52 065

This line item is only used from 1 July 2005, the IFRS transition date.
16 QUEENSLAND TREASURY CORPORATION

8. Financial Assets at Fair Value through Profit or Loss

	31 December 2005	30 June 2005	31 December 2004
	$000	$000	$000

Australia
Money market deposits	402 810	458 927	866 533
Discount securities	6 012 273	6 188 411	5 542 075
Commonwealth and State securities *	1 882 896	1 616 313	2 694 720
Floating rate notes	2 561 849	1 951 922	1 537 422
Other investments	1 097 735	1 063 070	321 731

	11 957 563	11 278 643	10 962 481

This line item is only used from 1 July 2005, the IFRS transition date.
The total includes investments made to manage
▪	deposits of $5 830.025 million (30 June 2005 $5 220.644 million),

▪	surpluses and reserves of $302.170 million (30 June 2005 $277.931 million),

▪	cross border lease deferred income of $140.388 million (30 June 2005 $144.770 million).
The remaining investments are used to facilitate yield curve management or result from QTC borrowing in advance of requirements.

*	QTC maintains holdings of its own stocks. These holdings have been excluded from both Financial Assets and Financial Liabilities, at fair value through profit or loss (refer note 11).
2005 HALF YEARLY REPORT 17

Notes to and forming part of the Financial Statements
for the half-year ended 31 December 2005 (continued)
9. Property, Plant and Equipment

	31 December 2005	30 June 2005	31 December 2004
	$000	$000	$000

Cross property, plant and equipment	52 776	56 025	59 433
Less accumulated depreciation	17 969	16 759	15 545

Net property, plant and equipment	34 807	39 266	43 888

Represented by
Information technology equipment	9 308	12 558	14 399
Less accumulated depreciation	6 804	8 094	8 871

	2 504	4 464	5 528

Furniture, fittings and office equipment	29 000	29 714	30 826
Less accumulated depreciation	8 906	7 151	5 495

	20 094	22 563	25 331

Plant and Machinery	14 468	13 753	14 208
Less accumulated depreciation	2 259	1 514	1 179

	12 209	12 239	13 029

Net property, plant and equipment	34 807	39 266	43 888

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

	Information	Furniture,
	Technology	Fittings And Office	Plant And
	Equipment	Equipment	Machinery	Total
Description	$000	$000	$000	$000

Carrying amount at 1/7/2004	6 885	27 714	13 889	48 488
Acquisitions	381	133	—	514
Disposals	(128)	(448)	(198)	(774)
Depreciation	(1 610)	(2 068)	(662)	(4 340)

Carrying amount at 31/12/2004	5 528	25 331	13 029	43 888

Carrying amount at 1/1/2005	5 528	25 331	13 029	43 888
Acquisitions	377	15	—	392
Disposals	(116)	(745)	(146)	(1 007)
Depreciation	(1 325)	(2 038)	(644)	(4 007)

Carrying amount at 30/6/2005	4 464	22 563	12 239	39 266

Carrying amount at 1/7/2005	4 464	22 563	12 239	39 266
Acquisitions	52	59	612	723
Disposals	(953)	(575)	—	(1 528)
Depreciation	(1 059)	(1 953)	(642)	(3 654)

Carrying amount at 31/12/2005	2 504	20 094	12 209	34 807

18 QUEENSLAND TREASURY CORPORATION

10. Derivative Financial Liabilities

	31 December 2005	30 June 2005	31 December 2004
	$000	$000	$000

Australia
Interest rate swaps	8 230	8 230	4 634
Forward rate agreements	—	80	144

Overseas
Forward exchange contracts	90	—	13 187

	8 320	8 310	17 965

This line item is only used from 1 July 2005, the IFRS transition date.
2005 HALF YEARLY REPORT 19

Notes to and forming part of the Financial Statements
for the half-year ended 31 December 2005 (continued)
11. Financial Liabilities at Fair Value through Profit or Loss

	31 December 2005	30 June 2005	31 December 2004
	$000	$000	$000

Deposits at fair value through profit or loss
Government departments and agencies	2 547 149	2 362 397	2 242 958
Government owned corporations	621 445	498 920	385 302
Local governments	1 277 210	1 209 733	1 124 813
Tollway companies	17 844	—	—
Statutory bodies	493 272	450 646	414 217
QTC related entities	14 624	10 874	10 112
Other depositors (1)	513 617	541 784	566 273

	5 485 161	5 074 354	4 743 675
Stock lending	76 058	109 250	53 675
Repurchase agreements	268 806	37 040	—

	5 830 025	5 220 644	4 797 350

(1) Includes a security deposit of $393 million (30 June 2005 $414 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

Interest-bearing liabilities at fair value through profit or loss

Australia
Treasury notes	403 429	612 803	426 452
Bonds	13 617 700	13 876 402	13 171 267
Credit foncier loans	5 040	5 319	5 543
State debt to the Commonwealth	—	—	67 755

	14 026 169	14 494 524	13 671 017

Overseas
Commercial paper	146 648	141 603	970 025
Bonds	10 628 427	9 342 787	8 947 637
Medium term notes	502 843	603 138	684 675

	11 277 918	10 087 528	10 602 337

	25 304 087	24 582 052	24 273 354

	31 134 112	29 802 696	29 070 704

The overseas debt results in no exposure to foreign currencies after accounting for derivatives.
QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988 and in respect of borrowings undertaken under the name of the Queensland Government Development Authority under the Statutory Bodies Financial Arrangements Act 1982. Other debt for which QTC has assumed debt service responsibility has been guaranteed under the appropriate Act which covered each borrowing at the time the loan was raised.
20 QUEENSLAND TREASURY CORPORATION

12. Reserves

	31 December 2005	30 June 2005	31 December 2004
	$000	$000	$000

General Reserve
Opening balance	39 082	39 082	39 082

Closing balance	39 082	39 082	39 082

Credit Risk Reserve*
Opening balance	16 824	8 857	8 857
Transfer from Retained Surplus	2 190	7 967	5 590

Closing balance	19 014	16 824	14 447

Basis Risk Reserve
Opening balance	13 000	15 000	15 000
Transfer from/(to) Retained Surplus	(500)	(2 000)	(1 000)

Closing balance	12 500	13 000	14 000

Total Reserves	70 596	68 906	67 529

Movements during the period
Credit Risk Reserve	2 190	7 967	5 590
Basis Risk Reserve	(500)	(2 000)	(1 000)

	1 690	5 967	4 590

*	QTC’s Cash Fund and Working Capital fund are capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund, Working Capital Fund and the Floating Rate Funding Pool to the Credit Risk Reserve together with interest accumulated on the reserves. The Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of either fund.
2005 HALF YEARLY REPORT 21

Notes to and forming part of the Financial Statements
for the half-year ended 31 December 2005 (continued)
13. Cash Flows Presented on a Net Basis
Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:
•	sales and purchases of other financial assets

•	loan advances to and redemptions from borrowing authorities

•	receipt and withdrawal of client deposits, and

•	interest bearing liabilities.
14. Contingent Liabilities
The following contingent liabilities existed at balance date:
•	A total of $706 million (30 June 2005 $597 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. Historically, the likelihood of a loss being incurred through default by a counterparty has been remote.

•	With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•	To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•	QTC has provided guarantees relating to the trading activities of subsidiaries of Ergon Energy, Energex and Enertrade, Queensland Government owned corporations, in the national electricity market to the value of $285 million (30 June 2005 $276.9 million) which are supported by counter indemnities from these Queensland Government owned corporations.

•	QTC has provided guarantees to the value of $141.7 million (30 June 2005 $72.6 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•	To provide support in relation to the sale by Tarong Energy Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Energy Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Energy Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.
22 QUEENSLAND TREASURY CORPORATION

15. Funding Facilities

		Face Value on Issue	Face Value on Issue
		31 December 2005	30 June 2005
Facility	Limit	$M	$M

Domestic Treasury Note	Unlimited	A $ 410	A $	635
Domestic A$ Bond	Unlimited	A $ 13653	A $	13 328
Global A$ Bond	A $ 15 000M	A $ 10156	A $	8 846
Multicurrency US Commercial Paper	US$ 1 500M	US$ 69	US$	50
Multicurrency Euro Commercial Paper	US$ 3 000M	US$ 40	US$	59
Multicurrency Euro Medium Term Note	US$ 3 DOOM	US$ 487	US$	360
Multicurrency US Medium Term Note	US$ 500M	—		—
16. investments in Companies
Investments in the following companies are held at cost:

		Beneficial	Voting	Beneficial	Voting
		Interest	Rights	Interest	Rights
		December 2005	December 2005	June 2005	June 2005
Name	Principal Activities	%	%	%	%

Queensland Treasury Holdings Pty Ltd	Holding company for a number of subsidiaries and investments	40	24	40	24

DBCT Holdings Pty Ltd*	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12

South East Queensland Water Corporation*	Owns and operates bulk water storage facility in South East Queensland	8	4.8	8	4.8

Local Government Infrastructure Services Pty Ltd	Provide assistance to Queensland local governments in relation to infrastructure procurement	50	50	—	—

*	Beneficial interest and voting rights in the company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.
17. Investments in Controlled Entities

		Equity Holding
Name of Entity	Class of Shares	December 2005	June 2005

Sunshine Locos Pty Limited	Ordinary	100%	100%
Sucette Pty Limited	Ordinary	100%	100%
2005 HALF YEARLY REPORT 23

Certificate of the Queensland Treasury Corporation
We certify that the foregoing financial statements and notes to and forming part thereof are in agreement with the accounts and records of the Queensland Treasury Corporation.
In our opinion:
(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects; and

(ii)	the foregoing half yearly financial statements have been drawn up in accordance with AASB 134: Interim Financial Reporting so as to present a true and fair view of the transactions of the Queensland Treasury Corporation for the period 1 July 2005 to 31 December 2005 and of the financial position as at the close of that half year.

G P Garrett	S R Rochester	G P Bradley
General Manager	Chief Executive	Queensland Treasury
Corporate Services		Corporation
Brisbane
14 February 2006
24 QUEENSLAND TREASURY CORPORATION

Independent Review Report
to Queensland Treasury Corporation
Scope
The financial statements
The financial statements of Queensland Treasury Corporation consist of the interim income statement, interim balance sheet, interim statement of changes in equity, interim statement of cash flows, notes to and forming part of the financial statements and certificates given by the Under Treasurer-Queensland Treasury as the corporation sole, Chief Executive and General Manager Corporate Services for the half year ended 31 December 2005.
The corporation sole’s responsibility
The corporation sole is responsible for the preparation and true and fair presentation of the financial statements, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial statements.
Audit approach
The financial statements have been prepared for the information of management and the Corporation. I disclaim any assumption of responsibility for any reliance on this review report or on the financial statements to which it relates to any person other than management and the Corporation.
My review has been conducted in accordance with Australian Auditing Standards applicable to review engagements. A review is limited primarily to inquiries of Corporation personnel and analytical procedures applied to the financial data, and other procedures as considered necessary. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than that given in an audit. I have not performed an audit and, accordingly, I do not express an audit opinion.
Independence
The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.
The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.
The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.
The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.
Statement
Based on my review, which is not an audit, nothing has come to my attention that causes me to believe that the financial statements of Queensland Treasury Corporation for the half year ended 31 December 2005 do not present fairly the transactions of the Queensland Treasury Corporation and the financial position of the Queensland Treasury Corporation for the period then ended in accordance with prescribed accounting standards and other mandatory professional reporting requirements in Australia.

G G POOLE, FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane
17 February 2006
2005 HALF YEARLY REPORT 25

Appendix A: Loans to Customers (continued)

	Total Debt	Total Debt
	Outstanding	Outstanding	Average Expected	Average Expected
	(Market Value)	(Market Value)	Term (Yrs)*	Term (Yrs)*
	30 June 2005	31 December 2005	30 June 2005	31 December 2005
Loans	A$000	A$000

BODIES WITHIN THE PUBLIC ACCOUNTS
Arts Queensland	10,414	8,133	5.29	6.02
CITEC	5,924	5,435	2.28	N/A
Corptech	987	615	1.58	1.27
Department of Aboriginal & Torres Strait Islander Policy	136	103	1.96	1.45
Department of Education and the Arts	110,966	102,053	6.42	6.01
Department of Emergency Services	5,779	4,506	4.69	4.34
Department of Employment and Training	5,603	4,417	2.32	1.85
Department of Justice and Attorney General	124,068	111,491	N/A	N/A
Department of Main Roads	938,281	906,815	10.35	9.88
Department of Primary Industries — Forestry	82,238	81,456	N/A	N/A
Department of Public Works — Administrative Services	226,673	236,796	N/A	N/A
Department of Public Works — GoPrint	2,328	2,312	N/A	N/A
Department of Public Works — Q-Fleet	299,647	303,701	N/A	N/A
Department of State Development and Innovation	354,264	306,689	N/A	N/A
Department of the Premier and Cabinet	12,044	11,660	3.63	3.13
Monte Carlo Caravan Park Pty Ltd	816	738	4.75	4.24
Queensland Ambulance Service	4,156	3,437	4.04	3.53
Queensland Audit Office	427	336	2.21	1.71
Queensland Fire and Rescue Authority	6,404	5,708	7.42	7.49
Queensland Health	493,323	5,269	10.94	N/A
Queensland Transport	84,727	75,507	7.22	7.14
Sales and Distribution Services	426	284	1.44	0.93

Total	2,769,630	2,177,460

COOPERATIVE HOUSING SOCIETY LOANS
Cooperative Housing Society Loans	14,880	10,814	N/A	N/A

Total	14,880	10,814

26 QUEENSLAND TREASURY CORPORATION

	Total Debt	Total Debt
	Outstanding	Outstanding	Average Expected	Average Expected
	(Market Value)	(Market Value)	Term (Yrs)*	Term (Yrs)*
	30 June 2005	31 December 2005	30 June 2005	31 December 2005
Loans	A$000	A$000

GOVERNMENT OWNED CORPORATIONS
CS Energy Mica Creek Pty Ltd	116,926	109,374	6.85	6.35
Cairns Port Authority	80,315	113,278	N/A	N/A
Central Queensland Port Authority	144,347	142,121	N/A	N/A
CS Energy Ltd	369,117	620,824	N/A	N/A
Energex Limited	2,060,798	2,337,349	N/A	N/A
Enertrade	—	33,307	—	N/A
Ergon Energy Corporation Limited	1,774,029	2,028,883	N/A	N/A
Gateway Investments Corporation Pty Ltd	315,875	304,394	N/A	N/A
Port of Brisbane Corporation	179,375	241,302	N/A	N/A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	1,476,259	1,570,047	N/A	N/A
Queensland Rail	4,015,537	4,316,861	N/A	N/A
Stanwell Corporation Limited	208,819	207,184	N/A	N/A
SunWater	7,688	73,555	5.99	N/A
Tarong Energy Corporation Limited	255,419	317,078	10.96	10.35
Townsville Port Authority	15,844	14,680	6.06	5.54

Total	11,020,349	12,430,236

LOCAL GOVERNMENTS
Aramac Shire Council	46	42	5.43	4.92
Atherton Shire Council	1,349	1,171	4.90	4.66
Balonne Shire Council	4,030	3,770	10.76	10.45
Banana Shire Council	2,673	2,427	6.53	6.20
Barcaldine Shire Council	836	796	9.53	9.05
Barcoo Shire Council	166	145	10	9.40
Bauhinia Shire Council	340	329	12.68	12.16
Beaudesert Shire Council	9,248	7,780	8.88	8.92
Blackall Shire Council	1,420	1,257	9.79	8.69
Boonah Shire Council	2,742	2,627	14.67	14.36
Bowen Shire Council	10,531	9,604	6.31	5.92
Brisbane City Council	1,021,948	993,359	13.95	13.96
Bulloo Shire Council	693	589	3.11	2.62
Bundaberg City Council	13,385	11,556	2.23	2.88
Bungil Shire Council	1,914	1,785	9.23	8.73
Burdekin Shire Council	14,487	13,343	6.97	6.57
Burnett Shire Council	18,988	17,591	12.20	12.20
Caboolture Shire Council	21,960	19,012	8.34	8.02
2005 HALF YEARLY REPORT 27

Appendix A: Loans to Customers (continued)

	Total Debt	Total Debt
	Outstanding	Outstanding	Average Expected	Average Expected
	(Market Value)	(Market Value)	Term (Yrs)*	Term (Yrs)*
	30 June 2005	31 December 2005	30 June 2005	31 December 2005
Loans	A$000	A$000

Cairns City Council	78,602	75,149	4.69	5.16
Calliope Shire Council	4,366	4,233	13.74	13.20
Caloundra City Council	91,124	87,815	12.34	11.84
Caloundra/Maroochy Water Supply Board	22,631	33,644	15.70	18.24
Cambooya Shire Council	191	162	3.15	2.66
Cardwell Shire Council	12,289	11,256	11.89	12.00
Carpentaria Shire Council	1,988	1,873	11.12	10.82
Chinchilla Shire Council	2,872	2,786	13.89	13.35
Clifton Shire Council	254	231	13.28	12.77
Cloncurry Shire Council	7,300	5,721	4.00	4.07
Cook Shire Council	2,759	2,697	18.11	17.61
Cooloola Shire Council	6,484	5,949	7.71	7.40
Crow’s Nest Shire Council	4,100	3,845	8.54	8.08
Dalby Wambo Library Board	30	27	5.00	4.49
Dalby Wambo Salesyard Board	249	243	18.23	17.71
Dalrymple Shire Council	1,372	1,192	7.10	7.17
Diamantina Shire Council	470	459	17.30	16.78
Douglas Shire Council	9,051	7,687	3.18	2.69
Duaringa Shire Council	1,548	1,433	6.11	5.61
Eacham Shire Council	1,725	1,627	9.80	9.42
Emerald Shire Council	1,284	1,174	5.90	5.43
Emerald/Peak Downs Saleyards Board	218	206	8.07	7.56
Esk Shire Council	4,570	4,104	5.35	4.94
Esk, Catton & Laidley Water Board	3	—	0.08	—
Etheridge Shire Council	440	578	13.66	14.80
Fitzroy Shire Council	3,572	3,138	7.54	7.56
Gatton Shire Council	4,951	4,452	6.78	6.54
Gayndah Shire Council	516	444	6.67	6.73
Gladstone Calliope Aerodrome Board	891	798	4.52	4.03
Gladstone City Council	19,276	15,601	8.95	9.67
Gold Coast City Council	392,964	360,607	8.39	8.11
Goondiwindi Town Council	2,620	2,300	4.94	4.61
Herberton Shire Council	189	159	2.90	2.40
Hervey Bay City Council	56,201	53,975	14.31	13.95
Hinchinbrook Shire Council	365	—	0.18	—
Inglewood Shire Council	114	105	6.48	6.00
Ipswich City Council	103,857	102,081	N/A	N/A
28 QUEENSLAND TREASURY CORPORATION

	Total Debt	Total Debt
	Outstanding	Outstanding	Average Expected	Average Expected
	(Market Value)	(Market Value)	Term (Yrs)*	Term (Yrs)*
	30 June 2005	31 December 2005	30 June 2005	31 December 2005
Loans	A$000	A$000

Isis Shire Council	9,827	9,612	18.78	18.27
Jericho Shire Council	294	230	2.19	1.69
Johnstone Shire Council	15,148	13,850	8.11	7.48
Jondaryan Shire Council	5,333	5,057	12.99	12.75
Kilcoy Shire Council	627	546	11.13	11.80
Kingaroy Shire Council	4,567	4,111	13.21	13.02
Kolan Shire Council	1,529	1,425	10.52	10.31
Laidley Shire Council	4,678	3,893	5.84	5.98
Livingstone Shire Council	22,325	20,973	12.72	12.58
Logan City Council	90,867	79,221	7.90	7.45
Longreach Shire Council	1,743	1,647	15.46	15.39
Mackay City Council	57,526	55,141	13.34	12.48
Mareeba Shire Council	10,798	9,967	8.07	7.74
Maroochy Shire Council	150,740	140,666	6.27	5.76
Maryborough City Council	14,428	13,321	8.85	8.95
McKinlay Shire Council	739	712	12.03	11.53
Mirani Shire Council	3,485	3,320	13.10	12.76
Miriam Vale Shire Council	4,265	3,954	12.32	12.33
Monto Shire Council	311	243	4.17	4.15
Mount Morgan Shire Council	789	762	15.29	14.90
Mount lsa City Council	4,761	4,325	4.96	4.45
Mundubbera Shire Council	68	47	1.52	1.01
Murgon Shire Council	90	75	2.84	2.33
Murweh Shire Council	2,991	2,899	13.80	13.30
Nanango Shire Council	1,507	1,467	16.48	16.00
Noosa Shire Council	38,276	34,578	N/A	9.69
Paroo Shire Council	1,707	1,630	16.46	16.31
Pine Rivers Shire Council	79,122	73,046	6.69	6.24
Redcliffe City Council	14,431	15,688	6.71	6.65
Redland Shire Council	115,530	107,595	9.25	8.94
Richmond Shire Council	11	12	3.73	3.26
Rockhampton City Council	48,102	46,081	11.75	11.31
Rockhampton District Saleyards Board	2,180	2,102	16.32	16.00
Roma Town Council	2,340	3,400	7.18	9.60
Roma-Bungil Showgrounds & Saleyards Board	479	445	6.35	5.83
Rosalie Shire Council	4,087	3,930	15.01	14.66
Sarina Shire Council	8,360	7,606	5.44	4.90
2005 HALF YEARLY REPORT 29

Appendix A: Loans to Customers (continued)

	Total Debt	Total Debt
	Outstanding	Outstanding	Average Expected	Average Expected
	(Market Value)	(Market Value)	Term (Yrs)*	Term (Yrs)*
	30 June 2005	31 December 2005	30 June 2005	31 December 2005
Loans	A$000	A$000

Seisa Island Council	657	609	6.09	5.57
Stanthorpe Shire Council	1,918	1,733	13.42	13.66
Tiaro Shire Council	269	239	5.78	5.45
Toowoomba City Council	50,586	48,831	12.38	11.93
Torres Shire Council	2,524	2,426	11.03	10.51
Townsville City Council	6,565	6,194	8.09	7.62
Warwick shire Council	6,340	5,912	13.60	13.23
Whitsunday Shire Council	17,226	17,151	6.78	6.49
Winton Shire Council	759	662	7.06	7.07
Wondai Shire Council	2,118	1,967	8.82	8.52

Total	2,781,219	2,644,235

STATUTORY BODIES
Drainage Boards
East Deeral Drainage Board	42	38	5.02	4.51
Eugun Bore Water Authority	323	303	7.46	6.94
Matthews Road Drainage Board	46	44	10.20	9.69
South Maroochy Drainage Board	10	9	3.48	2.98
Grammar Schools
Brisbane Girls’ Grammar School	5,143	28,759	5.17	13.07
Brisbane Grammar School	13,647	12,621	6.23	5.76
Ipswich Girls Grammar School	1,713	1,645	10.47	9.96
Ipswich Grammar School	4,418	4,200	8.72	8.21
Rockhampton Girls Grammar School	4,420	4,323	17.83	17.31
Rockhampton Grammar School	4,894	4,602	10.97	10.65
Toowoomba Grammar School	2,448	2,103	4.60	4.26
Townsville Grammar School	12,969	12,482	14.10	13.71
River Improvement Trusts
Pioneer River Improvement Trust	723	683	8.26	7.74
Universities
Griffith University	71,776	67,629	8.30	7.84
James Cook University	15,596	15,215	16.29	15.78
Sunshine Coast University	5,850	20,228	5.69	13.65
Water Boards
Avondale Water Board	753	714	8.36	7.84
Crowley Vale Water Board	13	—	0.27	—
Gladstone Area Water Board	125,059	122,578	N/A	N/A
30 QUEENSLAND TREASURY CORPORATION

	Total Debt	Total Debt
	Outstanding	Outstanding	Average Expected	Average Expected
	(Market Value)	(Market Value)	Term (Yrs)*	Term (Yrs)*
	30 June 2005	31 December 2005	30 June 2005	31 December 2005
Loans	A$000	A$000

Glamorgan Vale Water Board	90	81	4.91	4.39
Grevillea Water Board	11	9	1.98	1.48
Kelsey Creek Water Board	1,848	1,770	9.89	9.38
Merlwood Water Board	94	79	2.83	2.32
North Burdekin Water Board	1,035	847	2.89	2.45
Pioneer Valley Water Board	5,527	5,240	9.54	9.00
Riversdale Murray Valley Water Management Board	1,102	1,065	12.53	12.00
Six Mile Creek Water Board	84	74	4.11	3.61
Water Supply Boards
Bollon South Water Authority	951	925	14.47	13.96
Callandoon Water Supply Board	151	—	0.78	—
Kaywanna Bore Water Supply Board	16	—	0.46	—
Townsville Thuringowa Water Supply Board	79,855	78,284	N/A	N/A
Other Statutory Bodies
Agricultural Colleges	5,185	4,590	4.32	3.85
Cherbourg Aboriginal Council	525	456	3.54	3.03
Island Co-ordinating Council	838	806	14.68	14.33
Major Sports Facilities Authority	291,666	307,116	N/A	N/A
Mt Gravatt Showgrounds Trust	72	65	4.68	4.17
Queensland Art Gallery	177	104	1.19	0.72
Queensland Rural Adjustments Authority	6,760	6,306	7	6.05
Queensland Studies Authority	1,594	1,525	10	9.23
Queensland Tourist and Travel Corporation	378	172	0.86	0.36
South Bank Corporation	36,683	35,550	N/A	N/A
State Library of Queensland	533	470	3.92	3.41

Total	705,015	743,712

SOUTH EAST QUEENSLAND WATER CORPORATION
SEQWater Facility	206,496	205,244	N/A	N/A

Total	206,496	205,244

SUNCORP-METWAY LTD
Suncorp Metway Facility	3,719	3,607	9.24	9.01

Total	3,719	3,607

2005 HALF YEARLY REPORT 31

Appendix A: Loans to Customers (continued)

	Total Debt	Total Debt
	Outstanding	Outstanding	Average Expected	Average Expected
	(Market Value)	(Market Value)	Term (Yrs)*	Term (Yrs)*
	30 June 2005	31 December 2005	30 June 2005	31 December 2005
Loans	A$000	A$000

TOLLWAY COMPANY
Queensland Motorways Limited	982,521	970,391	N/A	N/A

Total	982,521	970,391

QTC RELATED ENTITIES
DBCT Holdings Ply Ltd	413,832	393,284	N/A	N/A

Total	413,832	393,284

OTHER BODIES
Agricultural Cooperative Societies	508	524	2.00	1.50
Department of Education and the Arts — State Schools	120	136	1.31	1.71
Parents and Citizens Associations	7,333	7,592	6.79	6.76

Total	7,961	8,252

GRAND TOTAL	18,905,621	19,587,235

Total Debt Outstanding includes Fixed Rate Loans, Operating Leases and Debenture Assets held by QTC (previously recorded as investments).
The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding. Working Capital Accounts and Unsettled Operating Leases are not included.

* Average Expected Term – only includes standard principal and interest accounts
– ignores temporary funding and debt offset facility, and
– is not applicable (N/A) for any non-standard principal and interest accounts.
32 QUEENSLAND TREASURY CORPORATION

Appendix B: Partners in Financial Markets
Actual dealer entities may vary depending on the facility and location of the dealer
Domestic and Global A$ Bond Facility Distribution Group

AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE

Domestic (Australia)	+61 2 9226 6706
Global (London)	+44 207 378 2378

ABN AMRO BANK NV	TELEPHONE

Domestic (Australia)	+61 2 8259 2200
Global (London)	+44 207 678 3565

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD

Domestic (Australia)	+61 2 8225 6046
Global (London)	+44 207 986 9070

COMMONWEALTH BANK OF AUSTRALIA

Domestic (Australia)	+61 2 9235 0122
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA*

Domestic (Australia)	+61 2 9258 1444
Global (London)	+44 207 547 1931

MACQUARIE BANK LTD

Domestic (Australia)	+61 2 8232 3333
Global (London)	+44 207 065 2100

NATIONAL AUSTRALIA BANK LTD

Domestic (Australia)	+61 2 9295 1133
Global (London)	+44 207 710 2916

ROYAL BANK OF CANADA

Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 653 4000

TORONTO DOMINION BANK

Domestic (Australia)	+61 2 9619 8866
Global (London)	+44 207 628 4334

UBS AG**

Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 3080

WESTPAC BANKING CORPORATION

Domestic (Australia)	+61 2 9283 4100
Global (London)	+44 207 621 7620

*	Lead Manager — Europe

**	Lead Manager — United States
QTC Treasury Note Facility Dealer Panel

PANEL MEMBERS	TELEPHONE

Australia and New Zealand Banking Group Ltd	+61 7 3228 3034
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9221 4099
Deutsche Bank AG (Sydney)	+61 2 9258 3615
Macquarie Bank Ltd (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 9283 4133
Multicurrency US Commercial Paper Facility Dealer Panel

PANEL MEMBERS	TELEPHONE

Citigroup Global Markets Inc (New York)	+1 212 723 6252
Credit Suisse First Boston LLC (New York)	+1 212 909 3358
Deutsche Bank Securities (New York)	+1 212 250 7179
Multicurrency Euro Commercial Paper Facility Dealer Panel

PANEL MEMBERS	TELEPHONE

Barclays Bank Plc (London)	+44 207 623 2323
Citigroup International plc (Hong Kong)*	+852 2501 2690
Deutsche Bank AG (London)	+65 6 883 0808
Macquarie Asia Ltd	+61 2 9391 3711
Macquarie Bank Ltd	+61 2 9391 3711
National Australia Bank Limited (Hong Kong and London)	+852 2526 5891
UBS Ltd (London)	+44 207 567 2477

*	Lead arranger
Multicurrency Euro Medium-Term Note Facility Dealer Panel*

PANEL MEMBERS	TELEPHONE

Includes all Domestic and Global A$ Bond Facility Distribution Group*,*and Nomura International Plc (London)	+44 207 521 2000

**	Lead Arranger— UBS Ltd (London)

*	Reverse inquiry also permitted
Multicurrency US Medium-Term Note Facility Dealer Panel*

PANEL MEMBERS	TELEPHONE

ABN AMRO Incorporated (London)	+44 207 588 4079
Citigroup (New York)	+1 212 723 6175
Deutsche Bank Securities Inc (New York)**	+1 212 469 7500
RBC Capital Markets (New York)	+1 212 858 7380

*	Reverse inquiry also permitted

**	Lead Arranger
2005 HALF YEARLY REPORT 33

Appendix B: Partners in Financial Markets
Issuing and Paying Agents for QTC

	CONTACT	TELEPHONE	FACSIMILE

AUD Treasury Notes
Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0116

AUD Domestic Bonds
Computershare Investor Services Ltd	Markings/Transfers	+61 3 9415 5000 (ext 5672)	+61 3 9473 2535

AUD Global Bonds
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 2729	+1 615 835 2727

Euro Commercial Paper
Deutsche Bank AG, London	Client Services	+44 207 547 3746	+44 207 547 3665

US Commercial Paper
Deutsche Bank Trust Company Americas	Client Services	+1 212 250 4753	+1 732 578 4635

Euro Medium-Term Notes
Deutsche Bank AG, London	Client Services	+44 207 547 3746	+44 207 547 3665

US Medium-Term Notes
Deutsche Bank Trust Company Americas	Client Services	+1 212 250 4753	+1 732 578 4635

34    QUEENSLAND TREASURY CORPORATION

Appendix C: QTC’s Indicative Borrowing Program for 2006

	Borrowing Estimate	Borrowing Estimate
	2005 A$M	2006 A$M

Refinancings — Commercial Paper

Domestic TNotes [i]	500	410

Euro Commercial Paper [i]	750	55

US Commercial Paper [i]	200	95

Refinancings—Term Debt

Domestic Bonds	2,050	105

A$ Global Bonds and Medium-Term Notes	1,800	0

Foreign Currency Loans and Medium-Term Notes	100	210

SUBTOTAL	5,400	875

New Raisings for Capital Works

Requirements for calendar year 2006	1,600	3,422

Net impact of forward funding	600	(49)

Principal repayments from QTC Customers	(900)	(600)

TOTAL	$6,700	$3,648

The 2006 funding estimate of $3,648 million is expected to be financed as follows;

	Actual Raisings	Expected Raisings
	2005	2006
		Range	Low	High
FUNDING SOURCE	$M	%	$M	$M

Commercial Pacer Raisings
TNotes, ECP, USCP	560	15-25	574	912

Term Raisings

A$ Benchmark Bondsii	5,880	70-80	2,554	2,918

Multicurrency Loans and Medium-Term Notes	(107)	0-10	0	365

TOTAL	$6,333

i Commercial Paper outstanding as at 31 December 05.

ii includes benchmark Domestic and Global A$ Bonds and other term issuance.
2005 HALF YEARLY REPORT    35

Appendix D: Corporate Directory
Queensland Treasury Corporation
Level 14, 61 Mary Street
Brisbane Queensland Australia
GPO Box 1096
Brisbane Queensland Australia 4001
Telephone: +61 7 3842 4600
Facsimile: +61 7 3221 4122
Internet: www.qtc.qld.gov.au
Queensland Treasury Corporation’s annual and half-yearly reports are available on QTC’s website: www.qtc.qld.gov.au.

EXECUTIVE

Telephone: +61 7 3842 4611	Facsimile: +61 7 3210 0262

TEAMS

Government Owned Corporations

Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

Local Government and Regional Queensland

Telephone: +61 7 3842 4715	Facsimile: +61 7 3842 4958

Government Departments and Agencies

Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

Treasury Services

Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

Customer Services

Telephone: +61 7 3842 4650	Facsimile: +61 7 3221 2486

Leasing

Telephone: +61 7 3842 4727	Facsimile: +61 7 3842 4927

Financial Markets

Telephone: +61 7 3842 4789	Facsimile: +61 7 3221 2410

Settlements

Telephone: +61 7 3842 4644	Facsimile: +61 7 3221 2486

Stock registry services (Computershare)

Telephone: 1800 777 166	Facsimile: +61 3 9670 6373

Corporate Services

Telephone: +61 7 3842 4872	Facsimile: +61 7 3221 4122

Corporate Accounting

Telephone: +61 7 3842 4734	Facsimile: +61 7 3221 4122

Legal

Telephone: +61 7 3842 4704	Facsimile: +61 7 3236 9031

Information Technology

Telephone: +61 7 3842 4641	Facsimile: +61 7 3210 1198

People

Telephone: +61 7 3842 4615	Facsimile: +61 7 3210 2358

Communication

Telephone: +61 7 3842 4685	Facsimile: +61 7 3211 3629
36    QUEENSLAND TREASURY CORPORATION

LEVEL 14, 61 MARY STREET BRISBANE QUEENSLAND AUSTRALIA
GPO BOX 1096 BRISBANE QUEENSLAND AUSTRALIA 4001
TELEPHONE: +6 17 3842 4600 FACSIMILE: +61 7 3221 4122
INTERNET: www.qtc.qld.gov.au